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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               POPPE TYSON, INC.

     Poppe Tyson, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("GCL") (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That, at a meeting of the Board of Directors of the Corporation held on October 1, 1996, and in accordance with the GCL and the By-Laws of the Corporation, the Board of Directors of the Corporation adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation.

     RESOLVED, that the text of Article FOURTH of the Certificate of Incorporation is amended to read in its entirety as follows:

          "FOURTH.  Capitalization.  (a)  The total number of shares of stock
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     which the Corporation shall be authorized to issue is 28,350,000 shares, consisting of 25,000,000 shares of Common Stock, $.001 par value per share, and 3,350,000 shares of Preferred Stock, $.001 par value per share, which shares shall be issuable in series with such designations, relative rights, preferences, privileges, restrictions and limitations as may be fixed from time to time by the Board of Directors.

          (b) Upon the amendment of this Article FOURTH establishing an authorized capital of 28,350,000, all shares of Common Stock, par value $.001 per share, of the Corporation then issued and outstanding, shall be and hereby are automatically reclassified and changed (without further action on the part of the Corporation) into a lesser number of fully paid and non-assessable shares of Common Stock, at the rate of two old shares of Common Stock, par value $.001 per share, for each

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     new share of Common Stock, par value $.001 per share.  Each record holder of old shares of Common Stock shall be entitled to receive from the Corporation a certificate or certificates representing the whole number of new shares held by him as a result of this reclassification and change. No fractional shares shall be issued. Fractional share interests created as a result of the foregoing reclassification and change shall be rounded up to the next whole number of shares by the Corporation."

          SECOND:   That in lieu of a meeting and vote of stockholders, the
stockholders of the Corporation have given written consent to said amendment in accordance with the provisions of Section 228 of the GCL and written notice has been given as provided in Section 228 of the GCL to every stockholder entitled to such notice.

          THIRD:    That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the GCL.

          IN WITNESS WHEREOF, Poppe Tyson, Inc. has caused this certificate to be signed by Steven M. Blondy, its Executive Vice President, and attested by Andrew M. Ross, its Assistant Secretary, this 1st day of October, 1996.



                              POPPE TYSON, INC.



                              By: /s/ Steven M. Blondy
                                  -------------------------------
                                  Steven M. Blondy
                                 Executive Vice President


Attest By: /s/ Andrew M. Ross
           -------------------------
           Andrew M. Ross
          Assistant Secretary

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